Exhibit 99.1

                            NEW FRONTIER ENERGY, INC.

                        ROYALTY AND WORKING INTEREST PLAN

     New Frontier Energy, Inc. (the "Company") believes that a portion of the compensation for executives and other personnel should be measured by the success of such operations. The Royalty and Working Interest Plan (the "Plan") has been established to provide this element of compensation.

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. The term "Company" means New Frontier Energy, Inc., a Colorado corporation.

     Section 1.02. The "Committee" means a committee consisting of members of the Board who are empowered hereunder to take actions in the administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. The Committee shall select Participants and shall determine the awards to be made pursuant to the Plan and the terms and conditions thereof. In the absence of appointment of a committee, the Board shall administer the Plan.

     Section 1.03. The term "Participants" means employees of the Company who are designated by the Committee.

                                   ARTICLE II

                                 PLAN PROPERTIES

     Section 2.01. Selection of Properties. The Committee shall select an overriding royalty or similar interest of an exploratory or development property or other property for distribution to the Participants in the Plan. The basis for allocating an interest shall be documented and placed in a file of the Committee. The selection of properties shall be based upon all relevant factors such as sound corporate management and existing royalty burdens on the property.

     Section 2.02. Limitation on Properties. The total overriding royalty or similar interest set aside for distribution to the Participants in an Exploratory or Development Property or Other Mineral Property shall be determined by the Committee.

                                   ARTICLE III

                             PARTICIPANTS' INTERESTS

     Section 3.01. Selection of Participants. The Participant(s) in a designated property shall be selected in the sole discretion of the Committee. Once an overriding royalty working interest or other interest is determined and the Participants for that interest selected, the number of Participants may not be changed unless an additional interest is set aside for distribution to Participants in the Plan.


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     Section 3.02. Notification and Assignment. The Committee shall promptly notify each Participant of his interest in the property. When all Participants in a property and their respective interests are determined, the Corporation shall cause an appropriate assignment of each Participant's interest to be made to him.

     Section 3.03. Power of Committee. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan shall be final, binding and conclusive.

     Section 3.04. Administration of Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency.

     Section 3.05. Grant of Award. Upon determination by the Committee that an Award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

     Section 3.06. No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

     Section 4.01. Decisions of the Corporation are final. All decisions concerning the Plan made by the Company shall be final and binding on all Participants in the Plan. Additional interests in Properties set aside for distribution to Participants in the Plan may be assigned to additional Participants in the discretion of the Committee but no participant's interest in a property, once assigned, may decrease.

     Section 4.02. Records of Committee. The Committee shall maintain records, available for inspection by Participants at all convenient times, showing all properties which form a basis for the interests in the Plan and the relative interests of the Participants in the properties.

                                    ARTICLE V

                            TERMINATION AND AMENDMENT


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     The Committee reserves the right to amend or terminate the Plan at any time, without prior notice. Each amendment or termination shall be effective on the date that the Committee shall determine. No amendment or termination of the Plan shall affect the interests in any properties assigned to the Participants.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 Service. Nothing contained in the Plan or in any Award, or other Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time.

     6.2 Nontransferability. No right or interest of any Participant in an Award granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

     6.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

     6.4 Headings. The subject headings of the sections contained in this Plan are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

     6.5 Severability. Should any provision of this Plan be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.



Effective October 31, 2006

                                    NEW FRONTIER ENERGY, INC.



                                    By: /s/ Paul G. Laird
                                        ------------------------
                                        Paul G. Laird, President


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